                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Networks Associates, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            NETWORK ASSOCIATES LOGO

                           NETWORKS ASSOCIATES, INC.
                              3965 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054

                                  MAY 8, 1998

TO THE STOCKHOLDERS OF NETWORKS ASSOCIATES, INC.

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders (including any adjournments or reschedulings thereof, the "Annual Meeting") of Networks Associates, Inc. (the "Company") which will be held at the Santa Clara Marriott, 2700 Mission College Blvd., Santa Clara, California 95054, on Friday, May 29, at 8:30 a.m., local time.

     Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

     It is important that your shares be represented and voted at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                   Sincerely,

                                   /s/ William L. Larson

                                   William L. Larson
                                   Chief Executive Officer
                                   and Chairman of the Board

                            NETWORK ASSOCIATES LOGO

                           NETWORKS ASSOCIATES, INC.
                              3965 FREEDOM CIRCLE
                             SANTA CLARA, CA 95054
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 29, 1998
                            ------------------------

     The Annual Meeting of Stockholders (including any adjournments or rescheduling thereof, the "Annual Meeting") of Networks Associates, Inc. (the "Company"), will be held on Friday, May 29, 1998 at 8:30 a.m., local time, at the Santa Clara Marriott, 2700 Mission College Blvd., Santa Clara, California 95054, for the following purposes:

     1. To elect one (1) Class III director to hold office for a three-year term, until a successor is elected and qualified.

     2. To consider a proposal to approve an amendment to the Company's 1997 Stock Incentive Plan (the "Incentive Plan"), to increase the number of shares of the Company's Common Stock reserved for issuance thereunder by 2,000,000 shares.

     3. To consider a proposal to amend the Company's 1994 Employee Stock Purchase Plan (as amended on January 20, 1997, the "Purchase Plan") to increase the number of shares of the Company's Common Stock reserved for issuance thereunder by 1,000,000 shares.

     4. To consider a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company for the fiscal year ending December 31, 1998.

     5. To transact such other business as may properly come before the Annual Meeting.

     Stockholders of record at the close of business on April 15, 1998 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or reschedulings thereof. For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting during ordinary business hours at the principal office of Networks Associates, Inc.

     On April 30, 1998, the Company's Board of Directors announced a 3-for-2 Common Stock Split (the "3-for-2 Stock Split"). The 3-for-2 Stock Split will be effected through a stock dividend pursuant to which stockholders of record as of the close of business on May 12, 1998, will be entitled to receive as a dividend one share of Company Common Stock for every two shares of Company Common Stock owned by them (with cash being paid in lieu of fractional shares after aggregating all shares owned by such stockholder).THE FOREGOING PROPOSALS TO INCREASE THE SHARES AVAILABLE UNDER THE INCENTIVE PLAN AND THE PURCHASE PLAN BY 2,000,000 SHARES AND 1,000,000 SHARES, RESPECTIVELY, ARE PRIOR TO GIVING APPROPRIATE EFFECT TO THE 3-FOR-2 STOCK SPLIT EFFECTED BY A STOCK DIVIDEND.

                                          By order of the Board of Directors,

                                          PRABHAT K. GOYAL
                                          Secretary
Santa Clara, California
May 8, 1998

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE ANNUAL MEETING.

                           NETWORKS ASSOCIATES, INC.
                              3965 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the Board of Directors of Networks Associates, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (including any adjournments or reschedulings thereof, the "Annual Meeting") to be held on May 29, 1998, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is May 8, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

     Annual Report. An annual report for the year ended December 31, 1997 is enclosed with this Proxy Statement.

     Voting Securities. Only stockholders of record as of the close of business on April 15, 1998 will be entitled to vote at the Annual Meeting, including any adjournment or rescheduling thereof. As of that date, there were 71,727,637 shares of Common Stock of the Company, par value $.01 per share, issued and outstanding. In addition, as of April 15, 1998, there was one share of Series A Preferred Stock outstanding. The share of Series A Preferred was issued in connection with the Company's acquisition of FSA Corporation in September 1996. The share of Series A Preferred Stock has the right to cast a number of votes equal to the number of shares of Common Stock issuable in exchange for certain exchangeable non-voting shares of FSA Corporation. As of April 15, 1998, such exchangeable shares of FSA Corporation were exchangeable for 325,062 shares of Networks Associates Common Stock. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. Shares of Common Stock may not be voted cumulatively. The Company's Restated Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

     Solicitation of Proxies. The cost of soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders, will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

     Voting of Proxies. All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person. A majority of the shares of Common Stock of the Company present at the Annual Meeting, in person or by proxy, whether or not constituting a quorum, may vote to, or the Company's Board in its discretion may, adjourn the Annual Meeting from time to time without further notice, including for the purpose of soliciting additional proxies. Proxies containing a vote against the proposals presented in this Proxy Statement will not be used to vote in favor of any such adjournment.

     Stock Dividend. On April 30, 1998, the Company's Board of Directors announced a 3-for-2 Common Stock Split (the "3-for-2 Stock Split"). The 3-for-2 Common Stock Split will be effected through a stock dividend pursuant to which stockholders of record on May 12, 1998 will be entitled to receive a stock dividend of one share of Company Common Stock for every two shares of Company Common Stock owned by them (with cash being paid in lieu of fractional shares after aggregating all shares held by such stockholders). UNLESS OTHERWISE INDICATED, REFERENCES HEREIN TO NUMBERS OF SHARES (INCLUDING WITH RESPECT TO THE RESOLUTIONS TO INCREASE SHARES AVAILABLE UNDER THE COMPANY'S 1997 STOCK INCENTIVE PLAN AND 1994 EMPLOYEE STOCK PURCHASE PLAN) DO NOT GIVE EFFECT TO THE 3-FOR-2 STOCK SPLIT AND THE RELATED STOCK DIVIDEND WHICH IS EXPECTED TO BE PAID ON OR ABOUT MAY 29, 1998.

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of two Class I directors (Virginia Gemmell and Edwin L. Harper), two Class II directors (Leslie
G. Denend and Harry J. Saal), and one Class III director (William L. Larson), who have been elected to serve until the Annual Meetings of Stockholders to be held in 1999, 2000 and 1998, respectively, and until their respective successors are duly elected and qualified. Effective April 30, 1998, John C. Bolger, formerly a Class I director, resigned from the Board of Directors and, in connection therewith, the Board of Directors was reduced to five members from six. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire at each Annual Meeting of Stockholders.

     The nominee of the Board of Directors for election to Class III of the Board of Directors at the Annual Meeting is William L. Larson.

     If elected, the Board of Director's nominee will serve as director until the Company's Annual Meeting of Stockholders in 2001, and until a successor is elected and qualified. If the nominee declines to serve or becomes unavailable for any reason, or if another vacancy occurs before the election, the proxies may be voted for such substitute nominee as Management may designate.

     If a quorum is present and voting at the Annual Meeting, the nominee receiving the highest number of votes will be elected as the Class III director. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority (i.e., "broker non-votes"), will be counted as present for purposes of determining if a quorum is present.

     The table below sets forth, for the current directors and the Class III nominee to be elected at the Annual Meeting, certain information with respect to age and background.

                                                                                         DIRECTOR
                     NAME                           POSITION WITH THE COMPANY     AGE     SINCE
                     ----                          ---------------------------    ---    --------
Class I directors whose terms expire at the 1999 Annual Meeting of
  Stockholders:
Virginia Gemmell...............................    Director                       49       1996
Edwin L. Harper................................    Director                       53       1993
Class II directors whose terms expire at the 2000 Annual Meeting of
  Stockholders:
Leslie G. Denend...............................    Director                       57       1995
Harry J. Saal..................................    Director                       54       1997
Class III director whose term expires at the 1998 Annual Meeting of
  Stockholders:
William L. Larson..............................    Chief Executive Officer and    42       1993
                                                   Chairman of the Board

     Ms. Gemmell has been a director of the Company since September 16, 1996. Ms. Gemmell founded GlidePath, Inc., a consulting firm, and has served as its President since August 1995. From May 1986 to August 1995, Ms. Gemmell was a Managing Partner of Synectics, Inc., a consulting firm.

     Mr. Harper has been a director of the Company since January 1993. Since June 1996, Mr. Harper has been the President and Chief Executive Officer of SyQuest Technology, Inc., a manufacturer of computer peripherals. From June 1993 to June 1996, Mr. Harper was President and Chief Executive Officer of ComByte, Inc., a privately-held PC peripherals company. Mr. Harper was President and Chief Executive Officer of Colorado Memory Systems ("CMS"), a manufacturer of computer peripherals, from June 1992 to April 1993, and served as President and Chief Operating Officer of CMS from September 1990 through May 1992. Mr. Harper currently serves as a director of SyQuest Technology, Inc. and Apex PC Solutions, Inc.

     Mr. Denend has been a director of the Company since June 14, 1995. In December 1997 Mr. Denend was elected President of the Company. Effective April 30, 1998, Mr. Denend resigned as President of the Company. From June of 1993 to December 1997, Mr. Denend was Chief Executive Officer and President of Network General Corporation ("Network General"). From February of 1993 to June of 1993, Mr. Denend was Senior Vice President of Network General. Mr. Denend serves as a director of Rational Software, Proxim Inc., Informix Corporation and United Services Automobile Association.

     Dr. Saal has been a director of the Company since December 1997. He was a founder of Network General, and served as Chairman of the Network General Board of Directors from its inception until it merged with the Company in December 1997. Dr. Saal served as President of Smart Valley Inc., a trade association, from September 1993 until December 1995. He served as President and Chief Executive Officer of Network General from its inception in May 1986 until June 1993. He was also Network General's Chief Financial Officer from May 1986 until November 1987. Dr. Saal is also a director of Imaging Technologies Corporation, Borland International, Inc., and Globalnet Systems, Limited and serves as a director of several privately-held companies and non-profit associations.

     Mr. Larson joined the Company in September 1993 as its Chief Executive Officer. In October 1993, Mr. Larson was appointed as a director of the Company and was elected to the additional office of President. Mr. Larson served as President until December 1997. In April 1995, Mr. Larson was also elected Chairman of the Board of Directors. From August 1988 to September 1993, Mr. Larson was employed as a Vice President of SunSoft, Inc., a system software subsidiary of Sun Microsystems, Inc., where he was responsible for worldwide sales and marketing.

  Meetings of the Board of Directors

     During the year ended December 31, 1997, the Board of Directors held fourteen (14) meetings. No director serving on the Board during 1997 attended fewer than 75% of the aggregate of such meetings of the Board and the Committees of the Board on which he or she served.

     The Company does not have a standing Nominating Committee, but does have an Audit Committee and a Compensation Committee.

     The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. During the year ended December 31, 1997, the members of the Audit Committee were Messrs. Harper and Bolger. The current members of the Audit Committee are Mr. Harper and Dr. Saal. Effective April 30, 1998, Mr. Bolger resigned from the Board of Directors. During the year ended December 31, 1997, the Audit Committee held four (4) meetings.

     The Compensation Committee's function is to review and approve salary levels and stock option grants. During the year ended December 31, 1997, the members of the Compensation Committee were Ms. Gemmell, Mr. Denend and Mr. Harper. The current members of the Compensation Committee are Ms. Gemmell and Mr. Harper. During the year ended December 31, 1997, the Compensation Committee held four (4) meetings. For additional information concerning the Compensation Committee, see "EXECU-

TIVE COMPENSATION AND OTHER MATTERS -- Compensation Committee Interlocks and Insider Participation in Compensation Decisions" and "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."

PROPOSAL NO. 2 -- AMENDMENT OF NETWORKS ASSOCIATES, INC. 1997 STOCK INCENTIVE PLAN -- INCREASE IN NUMBER OF SHARES ELIGIBLE FOR GRANT

     At the Annual Meeting, the Company's stockholders will be asked to consider and vote upon a proposal to amend the Networks Associates, Inc. 1997 Stock Incentive Plan (the "Incentive Plan").

BACKGROUND OF THE INCENTIVE PLAN

     The Company's Board of Directors and stockholders adopted and approved the Incentive Plan in April 1997 and June 5, 1997, respectively. In connection with the Company's merger with Network General, on December 1, 1997 the stockholders approved an amendment to the Incentive Plan to increase the number of shares issuable thereunder by 2 million shares. As a result of the Network General merger, the Company's workforce effectively doubled. Currently a maximum of 5.85 million shares of Common Stock may be issued under the Incentive Plan. Of that number, as of March 31, 1998, options to purchase 4,300,514 shares were outstanding and 1,549,250 shares remained available for future grants. Since the Network General merger, in addition to several significantly smaller acquisitions, the Company has acquired the following companies: Pretty Good Privacy, Inc. (a provider of encryption software), Magic Solutions International, Inc. (an internal help desk company), Helix Software Company (a developer of memory and performance enhancement software) and Trusted Information Systems, Inc. (a provider of firewalls and network security software products). In connection with these acquisitions, the Company has added or expects to add approximately 150 additional employees. In addition, the Company continually evaluates potential acquisitions of complementary businesses, products and technologies. To provide an adequate reserve of shares for continued operation of the Incentive Plan, the Board of Directors has amended the Incentive Plan, subject to approval by the stockholders, to increase the maximum number of shares of Common Stock issuable under the Incentive Plan by another 2.0 million shares (or 3.0 million shares after giving effect to the 3-for-2 Stock Split). This will increase the total maximum number of shares to
7.85 million (or 11.78 million after giving effect to the 3-for-2 Stock Split). As of April 15, 1998, the closing price of the Company's Common Stock on the NASDAQ National Market was $63.50 per share.

     The Company believes that stock options are an important factor in attracting, motivating and retaining qualified personnel essential to the success of the Company. As more companies enter the computer software market, the very limited number of skilled and experienced employees are in demand by a growing number of competitors. The Company believes that stock options are critical in attracting and retaining these key contributors. The Incentive Plan is intended to offer a significant incentive by enabling key employees to acquire options to purchase Common Stock at a price equal to its fair market value on the date the option is granted. The options will become valuable to the recipients only if the price of the Company's Common Stock appreciates following the grant and when such options have vested. By providing key employees with the opportunity to acquire an equity interest in the Company over time and because a benefit is only received through improved stock performance, the Company believes that stock options serve to align the interests of key employees closely with other stockholders.

SUMMARY OF THE PROVISIONS OF THE INCENTIVE PLAN

     The key provisions of the Incentive Plan are summarized below. This summary, however, is not intended to be a complete description of all terms of the Incentive Plan. A copy of the plan text will be furnished to any stockholder upon request. Such a request should be directed to the Corporate Secretary at the Company's principal executive office.

     ADMINISTRATION AND ELIGIBILITY. The Incentive Plan is administered by the Compensation Committee of the Board of Directors or, in the case of award recipients who are not officers or directors of the Company, by another committee of the Board of Directors consisting of at least one director. The Compensation Committee selects the individuals who receive awards, determines the size of any award and establishes any vesting or other conditions. Employees, non-employee directors and consultants of the Company are eligible to participate in the Incentive Plan, although incentive stock options may be granted only to employees. In addition, awards may be granted to prospective employees or consultants in connection with a written offer of employment or engagement from the Company. As of March 31, 1998, approximately 1,530 employees and 45 consultants would have been eligible to participate in the Incentive Plan as compared to 589 employees and 223 consultants as of March 31, 1997.

     FORM OF AWARDS. The Incentive Plan provides for awards in the form of options, stock appreciation rights ("SARs"), restricted shares or stock units, or any combination thereof. No payment is required upon receipt of an award, except that a recipient of newly issued restricted shares may be required to pay the par value of such restricted shares to the Company.

     OPTIONS. Options may include nonstatutory stock options ("NSOs") as well as incentive stock options ("ISOs") intended to qualify for special tax treatment. The term of an option cannot exceed 10 years. The exercise price of an ISO must be equal to or greater than the fair market value of the Common Stock on the date of grant, while the exercise price of an NSO must be equal to or greater than 85% of fair market value. All options intended to be exempt from the limitation on compensation deductions set forth in section 162(m) of the Internal Revenue Code (the "162(m) Limit") will be granted with an exercise price equal to or greater than 100% of fair market value.

     The exercise price of an option may be paid in any lawful form permitted by the Compensation Committee, including (without limitation) a full-recourse promissory note or the surrender of shares of Common Stock or restricted shares already owned by the optionee. The Compensation Committee may likewise permit optionees to satisfy their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the Company. The Incentive Plan also allows the optionee to pay the exercise price of an option through a "cashless exercise" in a broker assisted transaction.

     The Committee may at any time offer to buy out an outstanding option for cash or give an optionee the right to surrender his or her option for cash.

     STOCK APPRECIATION RIGHTS. An SAR permits the participant to elect to receive any appreciation in the value of the underlying stock from the Company. This appreciation may be in shares of Common Stock, cash or a combination of the two, with the Compensation Committee having the discretion to determine the form in which such payment is made. The amount payable on exercise of an SAR is measured by the difference between the market value of the underlying stock at exercise and the exercise price. All SARs intended to be exempt from the 162(m) Limit will be granted with an exercise price equal to or greater than 100% of the fair market value of the Common Stock on the date of grant. SARs may, but need not, be granted in conjunction with options. Upon exercise of an SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which an SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised.

     RESTRICTED SHARES. Restricted shares are shares of Common Stock that are subject to forfeiture in the event that the applicable vesting conditions are not satisfied. Restricted shares have the same voting and dividend rights as other shares of Common Stock. The recipient of restricted shares may pay all projected withholding taxes relating to the award with shares of Common Stock rather than cash.

     STOCK UNITS. A stock unit is an unfunded bookkeeping entry representing the equivalent of one share of Common Stock. A holder of stock units has no voting rights or other privileges as a stockholder but may be entitled to receive dividend equivalents equal to the amount of dividends paid on the same number of shares of Common Stock. Dividend equivalents may be converted into additional stock units or settled in the form of cash, Common Stock or a combination of both. Stock units, when vested, may be settled by distributing shares of Common Stock or by a cash payment corresponding to the fair market value of an equivalent number of shares of Common Stock, or a combination of both. Vested stock units are settled at the time determined by the Compensation Committee. If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment. The recipient of stock units may pay all withholding taxes relating to the settlement of the award with Common Stock rather than cash.

     VESTING CONDITIONS. As noted above, the Compensation Committee determines the number of options, SARs, restricted shares or stock units to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the length of the recipient's service, his or her individual performance, the Company's performance or other appropriate criteria. In the case of restricted shares and stock units that are intended to be exempt from the 162(m) limit, vesting is based on the Company's performance. This performance is measured by cash flow, earnings per share, gross margin, net income, operating income, operating margin, pre-tax profit, return on assets, return on capital, return on stockholder equity, growth with respect to any of the foregoing measures, expense reduction, growth in bookings, growth in revenue, stock price increase, or any combination of the foregoing.

     Vesting may be accelerated in the event of the recipient's death, disability or retirement or in the event of a transfer of control with respect to the Company. For purposes of the Incentive Plan, a "transfer of control" of the Company will be deemed to occur upon any of the following events in which the stockholders of the Company immediately before such event do not retain in substantially the same proportions immediately after such event, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor or the corporation to which the Company's assets have been transferred: (a) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the voting stock of the Company, (b) a merger in which the Company is a party or (c) the sale, exchange or transfer of all or substantially all of the assets of the Company. A transfer of control will also occur in the event of a liquidation or dissolution of the Company.

     DEFERRAL OF AWARDS. The Committee (in its sole discretion) may permit or require the recipient of an award to have cash that otherwise would be paid to him or her, as a result of the exercise of an SAR or the settlement of stock units, credited to a deferred compensation account established for him or her as an entry on the Company's books, to have shares of Common Stock that otherwise would be delivered to him or her as a result of the exercise of an option or SAR converted into an equal number of stock units, or to have shares that otherwise would be delivered to him or her as a result of the exercise of an option or SAR or the settlement of stock units converted into an amount credited to a deferred compensation account established for him or her on the Company's books. The amount to be credited is measured by reference to the fair market value of Common Stock as of the date when shares otherwise would have been delivered to the award recipient. A deferred compensation account established under this provision may be credited with interest or other forms of investment return, as determined by the Committee.

     NUMBER OF RESERVED SHARES AND MAXIMUM AWARDS. The total number of shares of the Company's Common Stock available for grants under the Incentive Plan, as amended by the Board of Directors and subject to shareholder approval, is 7.85 million (subject to anti-dilution adjustments, including as a result of the Company's pending stock dividend). If any options, SARs, restricted shares or stock units are forfeited, or if options or SARs terminate for any other reason prior to exercise, then they again become available for awards. If options currently outstanding under the Predecessor Plan are forfeited or otherwise terminate unexercised, they become available for awards under the Incentive Plan. If stock units are settled, then only the number of shares (if any) actually issued in settlement of such stock units reduces the number of shares available under the Incentive Plan and the balance again becomes available for awards under the Plan. If SARs are exercised, then only the number of shares (if any) actually issued in settlement of such SARs reduces the number available and the balance again becomes available for awards. To comply with the 162(m) limit, no individual may receive options or SARs covering more than one million shares in any calendar year (subject to anti-dilution adjustments), except that the limit is 1.5 million shares (subject to anti-dilution adjustments) for a new employee in the year in which he or she is hired. In the case of an award that is subject to performance vesting conditions, no individual may receive more than 300,000 restricted shares or stock units in any calendar year (subject to anti-dilution adjustments).

     NEW PLAN BENEFITS. Awards under the Incentive Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Incentive Plan.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held between 12 and 18 months may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than 18 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by
Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held between 12 and 18 months may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than 18 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

     Restricted Shares. Restricted shares will generally be taxed in the same manner as nonstatutory stock options. At the time of purchase, restricted shares are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, because the Company may repurchase the shares when the purchaser ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the shares are no longer subject to a substantial risk of forfeiture (i.e., when the Company's right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the shares on the date the shares are no longer subject to right of repurchase.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the purchase), an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the shares on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director, or 10% shareholder of the Company.

     Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the recipient generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any Common Stock received on the exercise. In the case of a recipient who is also an employee, an income recognized on exercise of a stock appreciation right will constitute wages for which withholding will be required. The Company will be entitled to a tax deduction in the same amount. If the optionee receives Common Stock upon the exercise of a stock appreciation right, any gain or loss on the subsequent sale of such stock will be treated in the same manner as discussed above under "Nonstatutory Stock Options."

     Stock Units. The grant of a stock unit award produces no U.S. federal income tax consequences for the participant or the Company. The payment of a stock unit award results in taxable income to the participant equal to the amount of the payment received, valued with reference to the market value of the Common Stock on the payment date. The Company is entitled to a corresponding tax deduction for the same amount.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS, AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the voters present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum, representing a majority of all outstanding shares of Common Stock of the Company, is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE BY 2,000,000 THE NUMBER OF SHARES ISSUABLE UNDER THE INCENTIVE PLAN.

PROPOSAL NO. 3 -- APPROVAL OF AMENDMENT TO THE NETWORKS ASSOCIATES, INC. 1994 EMPLOYEE STOCK PURCHASE PLAN

     The Networks Associates, Inc. 1994 Employee Stock Purchase Plan (the "Purchase Plan") provides for the purchase of the Company's Common Stock by employees of the Company. The Board of Directors and stockholders adopted and approved the Purchase Plan on April 14, 1994 and June 8, 1994, respectively, and subsequent amendments thereto from time to time. Currently a maximum of 506,250 shares of Common Stock may be issued to eligible employees pursuant to the Purchase Plan. Of that number, as of March 31, 1998, a total of 116,322 shares had been issued under the Purchase Plan and 389,928 shares remained available for future purchase.

     The Board of Directors believes that the Purchase Plan is an important factor in attracting and retaining qualified employees, essential to the success of the Company, and that an adequate reserve of shares available for issuance under the Purchase Plan is therefore in the best interests of the Company and the stockholders.

BACKGROUND OF THE PURCHASE PLAN

     The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which will be made available to any stockholder upon written request.

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each Offering Period under the plan (an "Offering Period") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the company determined on the first day of the Offering Period. The purchase right is automatically exercised on the last day of the Offering Period unless the participant has withdrawn from participation in the Offering Period or in the Purchase Plan prior to such date.

     The Plan is administered by the Board of Directors and/or by a duly appointed committee with powers specified by the Board of Directors (hereinafter referred to as the "Board"). All questions of interpretation of the Purchase Plan are determined by the Board, and such determinations are final and binding. Subject to the provisions of the Purchase Plan, the Board determines all relevant terms and conditions of Purchase rights provided that all Participants have the same rights and privileges within the meaning of section 423(b) of the Code.

     As amended, an aggregate of up to 1,506,250 (or 2,259,375 after giving effect to the 3-for-2 Stock Split and the related dividend) of the authorized but unissued shares of the Company's Common Stock may be issued upon the exercise of Purchase Rights under the Purchase Plan (subject to anti-dilution adjustments). If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for sale under the plan.

     Any employee of the Company and its subsidiary corporations, is eligible to participate in the Plan, as long as that employee has been continuously employed by the Company for at least 30 days as of the commencement of an Offering Period, and is customarily employed by the Company for more than 20 hours per week. No person who, as a result of participation in the Plan, would own or hold options to purchase stock of the Company possessing 5% or more of the total combined voting power of value of all classes or stock of the Company may participate in the Purchase Plan.

     The Purchase Plan permits eligible employees to purchase shares of Common Stock of the Company through payroll withholding. Generally, each offering of Common Stock under the Purchase Plan is for a period of twelve months (the "Offering Period"), and offering periods start on February 1 and August 1 of each year and end on the first January 31 and July 31, respectively, thereafter. Each Offering Period consists of two consecutive six-month purchase periods (individually, a "Purchase Period"). Generally, participants in the Purchase Plan purchase shares on the last day of a Purchase Period.

     The purchase price of shares acquired in any Offering Period under the Purchase Plan is set by the Board; provided, however, that the purchase price will generally be, and cannot be less than, 85% of the lesser of (a) the fair market value of the shares on the Offering Date, or (b) the fair market value of the shares on the Purchase Date.

     Participation in a Purchase Period under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the start of the Purchase Period. A participating employee's payroll withholding may not exceed 15% of that employee's compensation during any period. No participant may purchase more than 5,000 shares during any Offering Period or shares with a fair market value (determined on the Offering Date) exceeding $25,000 for each calendar year in which the participant participates in the Purchase Plan. Generally, upon termination of participation in the Purchase Plan, all amounts withheld on behalf of an employee for a current Purchase Period are refunded to the employee. No interest is paid on the amounts withheld.

     The Purchase Plan provides that in the event of a Transfer of Control, the Board may arrange with the surviving, continuing, successor, or purchasing corporation to assume the Company's rights and obligations under the Plan. All Purchase Rights terminate effective as of the date of the Transfer of Control to the extent that the Purchase Rights are neither exercised nor assumed.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE PLAN

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years of the Offering Date or within one year of the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the Purchase Date over the purchase price. The participant's adjusted basis in the shares is the sum of the purchase price plus the amount of ordinary income recognized. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares more than two years after the Offering Date and more than one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) 15% of the fair market value of the shares on the Offering Date of the Offering in which the shares were acquired or (ii) the amount by which the fair market value of the shares on the date of disposition exceeded the purchase price. Any additional gain recognized by the participant in excess of the participant's adjusted basis is capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, the participant recognizes no ordinary income and the loss is a capital loss.

     A capital gain or loss will be long-term if the participant holds the shares for more than twelve months and short-term if the participant holds the shares for twelve months or less. Presently long-term capital gains are subject to a maximum federal income tax rate of 28%.

     If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, subject to the deduction limit under section 162(m) of the Code. In all other cases, no deduction is allowed to the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE BY 1,000,000 THE NUMBER OF SHARES ISSUABLE UNDER THE PURCHASE PLAN.

PROPOSAL NO. 4 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected Coopers & Lybrand L.L.P. as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1998. Coopers & Lybrand L.L.P. has acted in such capacity since its appointment during the fiscal year ended December 31, 1991. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The executive officers of the Company as of April 30, 1998 are as follows:

        NAME                               POSITION WITH THE COMPANY                    AGE
        ----                               -------------------------                    ---
William L. Larson...      Chief Executive Officer and Chairman of the Board             42
Dennis L. Cline.....      Executive Vice President of Worldwide Sales                   37
Prabhat K. Goyal....      Chief Financial Officer, Vice President of Finance and        43
                          Administration, Treasurer and Secretary
Zachary A. Nelson...      Executive Vice President of Total Service Desk Division       36
Peter R. Watkins....      Executive Vice President of Total Virus and Defense Division  43

     Mr. Larson joined the Company in September 1993 as its Chief Executive Officer. In October 1993, Mr. Larson was appointed as a director of the Company and was elected to the additional office of President. Mr. Larson served as President of the Company until December 1997. In April 1995, Mr. Larson was also elected Chairman of the Board of Directors. From August 1988 to September 1993, Mr. Larson was employed as a Vice President of SunSoft, Inc., a system software subsidiary of Sun Microsystems, Inc., where he was responsible for worldwide sales and marketing.

     Mr. Cline became Executive Vice President of Worldwide Sales in January 1998. He joined the Company in September 1994 as Vice President of North American Sales. Mr. Cline was Vice President of North American Channel Sales from October 1995 to April 1996 and was Vice President of Worldwide Channel Sales from April 1996 to October 1996 when he became Vice President of International Sales. From November 1993 to September 1994, Mr. Cline performed sales consulting services for various companies. From January 1993 to November 1993, Mr. Cline was Vice President of Worldwide Sales for Fifth Generation Systems, a software utilities company.

     Mr. Goyal joined the Company in March 1996 and was elected as Vice President of Finance, Corporate Controller and Treasurer in April 1996. Mr. Goyal became Chief Financial Officer, Vice President of Finance and Administration and Secretary in October 1996. From July 1994 to March 1996 Mr. Goyal was Director, Finance and OEM Development, Solaris Products Group for SunSoft, Inc. From November 1991 to June 1994, Mr. Goyal served as Director, Finance and Sales Operations of SunSoft, Inc.

     Mr. Nelson joined the Company in March 1997 as Vice President and General Manager of Network Management. In January 1998, he became General Manager of the Company's Total Service Desk Division. From February 1993 to March 1997, Mr. Nelson was employed in various capacities, most recently as Vice President of Marketing, for Oracle Corporation. From January 1990 to February 1993, Mr. Nelson was employed in various capacities, ultimately serving as Director of Corporate Marketing, at SunSoft, Inc., a system software subsidiary of Sun Microsystems, Inc.

     Mr. Watkins joined the Company in May 1995 as Vice President, International Sales. Mr. Watkins was Vice President of International Operations from May 1995 to October 1996 and Vice President of Security from October 1996 to January 1997 when he became Vice President and General Manager of Security. From January 1991 to April 1995, Mr. Watkins was employed in various capacities, ultimately serving as Managing Director of European Operations, at SunSoft, Inc., a system software subsidiary of Sun Microsystems, Inc.

     The Company's officers serve at the discretion of the Board of Directors. There are no family relationships among any of the Company's directors and executive officers.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of April 15, 1998, except where noted, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) each person named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group.

                                                               NUMBER      PERCENTAGE
        NAME AND ADDRESS OF BENEFICIAL OWNERS(1)(2)           OF SHARES     OF CLASS
        -------------------------------------------           ---------    ----------
T. Rowe Price Associates, Inc. (3)..........................  5,667,633       7.9%
  100 East Pratt Street
  Baltimore, MD 21202
Equitable Companies, Inc. (4)...............................  3,902,041       5.5%
  787 Seventh Ave.
  New York, NY 10019
William L. Larson (5).......................................    656,719         *
John C. Bolger (6)..........................................     17,750         *
Leslie G. Denend (7)........................................    244,938         *
Virginia Gemmell (8)........................................     10,750         *
Edwin L. Harper (9).........................................     30,825         *
Harry J. Saal...............................................    659,477         *
Dennis L. Cline (10)........................................    156,563         *
Prabhat K. Goyal (11).......................................    122,500         *
Peter R. Watkins (12).......................................    110,672         *
Executive officers and directors as a group (10
  persons)(13)..............................................  1,923,631       2.7%

---------------
  *  Less than 1%

 (1) Except as indicated in the footnotes to this table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

 (2) Unless otherwise indicated in these notes, the address of each person named above is in care of the Company at 3965 Freedom Circle Santa Clara, CA 95054.

 (3) According to Schedule 13G filed with the Securities and Exchange Commission (the "Commission") on February 10, 1998, T. Rowe Price Associates, Inc. has sole voting power with respect to 542,270 of these shares and sole dispositive power with respect to all 5,667,633 shares.

 (4) According to Schedule 13G filed with the Commission on February 13, 1998, Equitable Companies, Inc., has sole voting power, shared voting power, sole dispositive power and shared dispositive power with respect to 962,920, 2,886,713, 3,900,067 and 1,974 shares, respectively.

 (5) Includes 656,719 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 1998.

 (6) Includes 17,750 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 1998. Effective April 30, 1998, Mr. Bolger resigned as a director of the Company.

 (7) Includes 239,406 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 1998. 225,540 of the shares subject to the aforementioned stock options were granted to Mr. Denend pursuant to his employment with Network General and subsequently converted into options to purchase shares of the Company's Common Stock on December 1, 1997 when the Company acquired Network General and Mr. Denend was elected President of the Company. Effective April 30, 1998, Mr. Denend resigned as President of the Company.

 (8) Includes 10,750 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 1998.

 (9) Includes 30,825 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 1998.

(10) Includes 156,563 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 1998.

(11) Includes 122,500 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 1998.

(12) Includes 109,844 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 1998.

(13) Includes 1,257,794 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 15, 1998.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of December 31, 1997 whose total salary and bonus for the year ended December 31, 1997 exceeded $100,000, in all cases for services in all capacities to the Company during the years ended December 31, 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                           ANNUAL COMPENSATION                   AWARDS
                               --------------------------------------------   ------------
                                                                 OTHER         SECURITIES     ALL OTHER
                                       SALARY                   ANNUAL         UNDERLYING    COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR    ($)(1)    BONUS($)   COMPENSATION($)   OPTIONS (#)       ($)(2)
 ---------------------------   ----   --------   --------   ---------------   ------------   ------------
William L. Larson(3)           1997   $286,268   $279,600             0          800,000        $2,375
Chief Executive Officer and    1996    248,260    151,044             0                0         2,375
Chairman of the Board          1995    220,008    229,676             0        1,181,250         2,310
Leslie G. Denend (4)           1997   $426,313   $273,000             0          177,930        $2,375
President and Director         1996    311,250    241,421             0                0         2,375
                               1995    291,252    217,266             0          209,178         2,310
Prabhat K. Goyal (5)           1997   $188,469   $ 94,913             0          200,000        $2,375
Chief Financial Officer,       1996    111,591     45,858             0          300,000         1,684
Vice President of Finance and  1995         --         --            --               --            --
Administration, Treasurer and
Secretary
Dennis L. Cline                1997   $175,007   $103,865      $ 52,083(6)       200,000        $2,375
Vice President of              1996    109,503     99,100             0           75,000         2,375
Worldwide Sales                1995    100,000     92,642             0          337,500         1,802
Peter R. Watkins (7)           1997   $191,289   $ 66,577      $ 11,357(6)       200,000        $2,375
Vice President and General     1996    144,488     87,358       108,748(8)        56,250         2,202
Manager of Total Virus and     1995    123,259     20,025        56,949(9)       421,875             0
Defense Division

---------------
 (1) Salary includes amounts deferred under the Company's 401(k) Plan.

 (2) Represents contributions made by the Company pursuant to the Company's 401(k) Plan.

 (3) Mr. Larson was elected Chairman of the Board in April 1995.

 (4) Mr. Denend joined the Company as President on December 1, 1997. Prior to December 1, 1997, Mr. Denend served as President and Chief Executive Officer of Network General. The compensation shown above for the years 1995, 1996 and 1997 (from January 1, 1997 through December 1, 1997) represents compensation paid to Mr. Denend by Network General for his role as President and Chief Executive Officer, prior to the Company's acquisition of Network General. Mr. Denend resigned as President of the Company effective April 30, 1998.

 (5) Mr. Goyal joined the Company in March 1996.

 (6) Represents reimbursement of relocation costs.

 (7) Mr. Watkins joined the Company in May 1995.

 (8) Represents cost of living allowance for overseas assignment and amounts reimbursed for payment of certain taxes.

 (9) Represents cost of living allowance for overseas assignment.

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the year ended December 31, 1997 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                            ---------------------------------------------------
                                               % OF
                                              TOTAL                               POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF      OPTIONS                                 ASSUMED ANNUAL RATES OF
                             SECURITIES     GRANTED TO                            STOCK PRICE APPRECIATION FOR
                             UNDERLYING     EMPLOYEES    EXERCISE                        OPTION TERM(3)
                               OPTIONS      IN FISCAL      PRICE     EXPIRATION   -----------------------------
           NAME             GRANTED(#)(1)      YEAR      ($/SH)(2)      DATE          5%($)          10%($)
           ----             -------------   ----------   ---------   ----------   -------------   -------------
William L. Larson.........    800,000(4)      13.4%       $40.00      03/20/07     $20,124,628     $50,999,759
Leslie G. Denend..........    166,680(5)       2.8%       $36.30      05/06/07     $ 3,805,117     $ 9,642,913
                               11,250(6)       0.2%       $61.75      06/16/07     $   436,885     $ 1,107,153
Prabhat K. Goyal..........    200,000(7)       3.3%       $40.00      03/20/07     $ 5,031,157     $12,749,940
Dennis L. Cline...........    200,000(8)       3.3%       $40.00      03/20/07     $ 5,031,157     $12,749,940
Peter R. Watkins..........    200,000(9)       3.3%       $40.00      03/20/07     $ 5,031,157     $12,749,940

---------------
(1) Generally, initial grants of options made in 1997 under the Company's Incentive Plan vest at the rate of one-fourth on the first anniversary of the optionee's date of hire and 1/48th per month thereafter for each full month of the optionee's continuous employment with the Company; subsequent option grants vest over a four year period at the rate of one-fourth on the first anniversary of the date of grant and 1/48th per month thereafter for each full month of the optionee's continuous employment with the Company. However, all of the options noted above have the ability to vest at an accelerated rate based on the individual's ability to attain certain financial targets set forth by the Board. Under the Incentive Plan, the Board retains discretion to modify the terms of outstanding options. See also "Employment and Change in Control Arrangements." Under the Incentive Plan, options will become fully exercisable upon a transfer of control of the Company, unless the option is assumed by the acquiring entity. See "Employment and Change in Control Arrangements" below. However, the Company has entered into change of control agreements with each of the executive officers providing for the full acceleration of their options in connection with a transfer of control.

(2) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to exercise the option and pay any withholding taxes incurred upon exercise.

(3) Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent hypothetical gains assuming rates of appreciation specified by the Securities and Exchange Commission, and do not represent the Company's estimate or projection of future Common Stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company, overall market conditions and the optionees' continued employment through the vesting period. The amounts reflected in this table may not be achieved.

(4) This option vests over a period of three years commencing in March 1997 at a rate of one-third on each of the first, second and third anniversary of the date of grant.

(5) This option was granted to Mr. Denend in May 1997 pursuant to his role as President and Chief Executive Officer of Network General. On December 1, 1997, the option was converted at a rate of 0.4167 into the right to acquire 166,680 shares of the Company's Common Stock in connection with the Company's acquisition of Network General and Mr. Denend's appointment as President of the Company. This option vests over a period of four years commencing in May 1997 at a rate of one-fourth on the first anniversary of the date of grant and 1/48th per month thereafter for each full month of Mr. Denend's continuous employment with the Company. Mr. Denend resigned as President of the Company effective April 30, 1998.

(6) This option was granted to Mr. Denend on June 16, 1997 pursuant to his role as a director of the Company. This option vests three years from the date of grant.

(7) This option vests over a period of three years commencing in March 1997 at a rate of one-third on each of the first, second and third anniversary of the date of grant.

(8) This option vests over a period of three years commencing in March 1997 at a rate of one-third on each of the first, second and third anniversary of the date of grant.

(9) This option vests over a period of three years commencing in March 1997 at a rate of one-third on each of the first, second and third anniversary of the date of grant.

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock during the year ended December 31, 1997, and unexercised options held as of December 31, 1997, by the persons named in the Summary Compensation Table:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                           SHARES                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                          ACQUIRED                        OPTIONS AT 12/31/97(#)            12/31/97($)(2)
                             ON            VALUE        ---------------------------   ---------------------------
         NAME            EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------   --------------   -----------   -------------   -----------   -------------
William L. Larson......    600,000      $30,923,507       356,407       1,477,344     $16,151,554    $39,581,404
Leslie G. Denend(3)....     50,421      $ 2,395,056       422,531          45,000     $ 7,566,534    $ 1,077,656
Prabhat K. Goyal.......     65,625      $ 2,171,667        56,249         378,126     $ 1,160,397    $ 6,764,469
Dennis L. Cline........     70,313      $ 3,705,672        51,562         314,845     $ 1,584,956    $ 6,132,559
Peter R. Watkins.......     79,101      $ 3,896,244        70,899         378,712     $ 3,052,561    $10,207,330

---------------
(1) Market price on date of exercise, less exercise price.

(2) Based on the closing price of $52.875 on December 31, 1997, less exercise price.

(3) Mr. Denend was granted options to purchase approximately 1,004,994 shares of Network General Common Stock pursuant to his role as President and Chief Executive Officer of Network General prior to December 1, 1997. On December 1, 1997 -- upon consummation of the merger between the Company and Network General and upon Mr. Denend's appointment as President of the Company -- Mr. Denend's options to acquire Network General Common Stock were converted into the right to acquire the Company's Common Stock at a conversion rate of
    0.4167. Effective April 30, 1998, Mr. Denend resigned as President of the Company.

     EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     William L. Larson currently serves as President and Chief Executive Officer of the Company pursuant to an agreement dated April 14, 1995 which provides that, in the event that Mr. Larson's employment is involuntarily terminated other than for cause, he will be entitled to receive severance payments consisting of his then current base salary and bonus for twelve (12) months after such termination, which payments would cease in the event that he accepted employment elsewhere.

     Dennis L. Cline, who currently serves as Executive Vice President of Worldwide Sales of the Company, entered into an agreement with the Company that provides that, in the event his employment with the

Company is terminated within three months of a merger of the Company or a sale of substantially all of the Company's assets due to such transaction, he would be entitled to receive his salary for nine months and payment of his full target bonus over such period.

     Zachary A. Nelson, who currently serves as Executive Vice President of McAfee Total Service Desk Division of the Company, entered into an agreement with the Company that provides that, in the event his employment with the Company is terminated within three months of a merger of the Company or a sale of substantially all of the Company's assets due to such transaction, he would be entitled to receive his salary for nine months and payment of his full target bonus over such period.

     The terms of the Company's Incentive Plan, applicable to options granted after June 1997, provide that in the event of a "transfer of control" of the Company, the acquiring corporation shall assume the options outstanding under the Incentive Plan or substitute options on the acquiring corporation's stock for the outstanding options. Should the acquiring corporation elect not to assume outstanding options or substitute new options for outstanding options, then all outstanding options shall become immediately exercisable and fully vested as of the date ten days prior to the date of the "transfer of control." In addition, the Board has discretion to provide for accelerated vesting of assumed options. Since April 1995, the Company has entered into an agreement with each of its executive officers which provides that, in the event of a "transfer of control" of the Company, all stock options held by the executive officer will become fully vested and immediately exercisable as of the date ten days prior to the "transfer of control," conditioned upon consummation of the "transfer of control" event.

COMPENSATION OF DIRECTORS

     The two employee directors of the Company, Messrs. Larson and Denend, did not receive any cash compensation for their services as members of the Board of Directors of the Company in the year ended December 31, 1997. The non-employee directors of the Company are eligible to receive up to $15,000 each on an annual basis for their services as directors of the Company, based on attendance at meetings of the Company's Board of Directors. The Company's Stock Option Plan for Outside Directors (the "Directors Plan") provides for initial and annual automatic grants of nonstatutory stock options to directors of the Company who are not employees of the Company or of any affiliated corporation and who are not associated with any entity or affiliated group of entities owning ten percent or more of the Company's outstanding stock. Under the Directors Plan, each individual who first becomes an outside Board member is granted an option to purchase 25,000 shares on the date such individual joins the Board. In addition, on the anniversary date of each grant, each outside director who received an initial grant will receive an additional option grant to purchase 10,000 shares of Common Stock. Prior to an amendment of the Director's Plan in April 1997, directors received an initial grant of 33,750 shares and annual grants of 11,250 shares. In 1997, Ms. Gemmell and Messrs. Denend, Harper and Bolger each received an option to purchase 11,250 shares, and Dr. Saal who joined the Board in December 1997 received an initial grant of an option to purchase 25,000 shares. Initial options vest annually in equal installments over a three year period from the date of grant. Annual options vest on the third anniversary of the date of grant. All options granted under the Directors Plan become fully exercisable upon certain mergers, sales of asset or sales of all or substantially all the voting stock of the Company.

     Directors who are also employees of the Company are eligible to receive options and be issued shares of Common Stock directly under the 1997 Stock Incentive Plan, are also eligible to participate in the Company's Employee Stock Purchase Plan and, if an executive officer of the Company, the Executive Bonus Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Ms. Gemmell, Mr. Denend and Mr. Harper served as members of the Board of Directors' Compensation Committee during fiscal 1997. On December 1, 1997, Mr. Denend became President of the Company and subsequently ceased to be a member of the Compensation Committee. At that time, Mr. Denend was replaced by Mr. Harper. No members of the Compensation Committee were at any time during 1997 or at any other time an officer or employee of the Company. No executive officer of the Company served as a member of the board of directors of any entity that had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has entered into indemnification agreements with each of its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' liability insurance if available on reasonable terms. The Company maintains an insurance policy covering officers and directors under which the insurer has agreed to pay the amount of any claim made against the officers or directors of the Company for wrongful acts that such officers or directors may otherwise be required to pay or for which the Company is required to indemnify such officers and directors, subject to certain exclusions.

     See "Employment and Change in Control Arrangements" for descriptions of agreements regarding the employment of Mr. Larson, Mr. Cline and Mr. Nelson and change of control agreements entered into with each of the Company's executive officers.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors was comprised of two members during 1997, and is still currently comprised of two members. No member of the Compensation Committee was at any time during 1997 or at any other time a current or former officer or employee of the Company. The Compensation Committee is responsible for setting and administering policies governing compensation of executive officers, including the annual Executive Bonus Plan and the Stock Incentive Plan. In addition, the Compensation Committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues.

COMPENSATION PHILOSOPHY

     The Company applies a consistent compensation philosophy for all of its employees, including its executive officers. The Company's compensation policy is designed to enable the Company to attract, retain and reward executive officers who are likely to contribute to the long-term success of the Company. The Compensation Committee also believes that a strong correlation should exist between executive compensation, business objectives and overall Company performance.

     In preparing the performance graph for this Proxy Statement, the Company has selected the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stock Index ("CRSP Index"). The companies which the Company uses for comparison of salary and compensation information are not necessarily those included in the CRSP Index, because they were determined not to be competitive with the Company for executive talent or because compensation information was not available.

COMPONENTS OF COMPENSATION

     There are three components of the Company's executive compensation program which support the goal of aligning compensation with the value created for the Company's stockholders while providing incentives to further the Company's strategic objectives.

  Salary

     The Compensation Committee strives to offer salaries to its executive officers which are competitive with salaries offered by companies of similar size and capitalization in the software industry. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual's contribution to the Company and changes in salary levels offered by comparable companies. In determining executive officers' salaries, the Compensation Committee considers information provided by the Company's Chief Executive Officer with respect to individual officer responsibilities and performance, as well as salary surveys and similar data available from independent sources.

     William L. Larson joined the Company in September 1993 as Chief Executive Officer. Mr. Larson's 1994 compensation package, including his annual base salary of $200,000, was established by negotiation with Mr. Larson prior to his commencement of employment in late 1993. The Compensation Committee therefore did not adjust his compensation in 1994. In 1995, the Compensation Committee increased Mr. Larson's base salary by ten percent (10%). In 1996 and 1997, Mr. Larson's base salary increased by approximately thirteen percent (13%) and fifteen percent (15%), respectively. In determining such adjustments, the Compensation Committee considered, among other things, compensation data for chief executives of comparable companies and Mr. Larson's performance in 1994, 1995 and 1996, respectively.

     The Chief Executive Officer evaluates the performance of all other executive officers on an annual basis and recommends salary adjustments which are subject to review and approval by the Compensation Committee. Performance evaluations for individual executive officers are based on predetermined individual goals proposed by management and approved by the Compensation Committee.

  Bonuses

     Awards under the Company's Executive Bonus Plan for 1997 were contingent upon the Company achieving certain performance goals established by the Board of Directors. For executive officers other than the Chief Executive Officer, awards are also contingent on the achievement by the officers of individual performance objectives. Target amounts of bonuses for each executive officer are set annually by the Compensation Committee and are specifically weighted for identified financial, management, strategic and operational goals. Performance against the established goals is determined quarterly by the Compensation Committee and, based on such determination, the Committee approves payment of the bonuses. In 1997, bonuses awarded under the plan to Mr. Larson, the Company's Chief Executive Officer, totaled $279,600. The bonus received by Mr. Larson under the plan comprised approximately 49% of his total compensation. Bonuses awarded under the plan to other executive officers in 1997 represented between 26% and 39% of the total compensation of such officers.

  Equity Incentives

     The Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of the Company's stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the position of the officer, the current stock ownership of the officer, the number of shares which continue to be subject to vesting under outstanding options and the expected future contribution of the officer to the Company's performance, giving primary weight to the officer's position and his expected future contributions. In addition, the Company compares the stock ownership and options held by each officer with the other officers' equity positions and the officer's experience and value to the Company.

     Option grants during 1997 are described under the heading "EXECUTIVE COMPENSATION AND OTHER MATTERS" in the table entitled "OPTION GRANTS IN LAST FISCAL YEAR." In 1997, Mr. Larson was granted options to purchase 800,000 shares of Common Stock.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Company has considered Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and related regulations that restrict the deductibility for federal income tax purposes of compensation paid to the chief executive officer and each of the four other most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officer in any year, other than compensation that qualifies for an exception under the Code or regulations. The stockholders approved the Incentive Plan and amendments to the Company's 1995 Stock Incentive Plan both of which enable compensation recognized in connection with the exercise of options to qualify for the "performance-based compensation" exception to the deduction limit. The Committee does not believe that other components of the Company's compensation will be likely to exceed $1,000,000 annually for any executive officer in the foreseeable future and, therefore, concluded that no further action with respect to qualifying such compensation for federal income tax deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for such deductibility. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

                                          COMPENSATION COMMITTEE

                                          Virginia Gemmell
                                          Edwin Harper

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the CRSP Total Return Index for the NASDAQ Stock Market (U.S. Companies) ("NASDAQ US") and the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stocks ("C&DP Index") for the period commencing on December 31, 1993 and ending on December 31, 1997. Stockholder returns over the indicated period are based on historical data and the Company cautions that the stock price performance shown in the graph is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
              FROM DECEMBER 31, 1993 THROUGH DECEMBER 31, 1997(1):
              NETWORKS ASSOCIATES, INC., NASDAQ US AND C&DP INDEX

                                                                                 NASDAQ
        MEASUREMENT PERIOD              'NETWORKS         NASDAQ STOCK       COMPUTER & DATA
      (FISCAL YEAR COVERED)         ASSOCIATES, INC.'       MARKET-US          PROCESSING
DEC-93                                     100                 100                 100
DEC-94                                     270                  98                 121
DEC-95                                     878                 138                 185
DEC-96                                    1982                 170                 228
DEC-97                                    2382                 209                 280

---------------
(1) Assumes that $100.00 was invested on January 1, 1993.

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and the Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a)reports that the Company received from such persons for the 1997 fiscal year transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1997 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders, except for a late filing of a Form 4 by (i) Mark Woodward, a former employee of the Company, in connection with his sale of the Company's Common Stock in May, 1997, (ii) Dennis Cline, the Company's Vice President of Worldwide Sales, in connection with his sales of the Company's Common Stock in May, 1997 and July, 1997, (iii) Leslie Denend, a director of the Company, in connection with his sale of the Company's Common Stock in July, 1997, and (iv) Richard T. Duryea, a former employee of the Company, in connection with his sale of the Company's Common Stock in July, 1997.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 3965 Freedom Circle, Santa Clara, California 95054, no later than January 29, 1998, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present, or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          PRABHAT K. GOYAL
                                          Secretary

May 8, 1998

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE ANNUAL MEETING.

     THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

4300-PS-98

                                  DETACH HERE

                                     PROXY

                           NETWORKS ASSOCIATES, INC.

                              3965 Freedom Circle
                         Santa Clara, California 95054
          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints William L. Larson and Prabhat K. Goyal as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of common stock of Networks Associates, Inc. held of record by the undersigned on April 15, 1998, at the Annual Meeting of Stockholders to be held on May 29, 1998, or any adjournment thereof.

-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE           (Continued and to be signed on reverse side)          SIDE
-----------                                                          -----------

                                DETATCH HERE

[ X ] Please mark votes
      as in this example.

     This Proxy, when properly executed, will be voted in the manner directed herein by the assigned stockholder. If no direction is taken this proxy will be voted for Proposals 1,2,3 and 4. The following proposals to increase the number of shares available under the 1997 Stock Incentive Plan and the 1994 Employee Stock Purchase Plan by 2,000,000 shares and 1,000,000 shares, respectively, are prior to giving appropriate effect to the three for two stock split effected through a stock dividend.

     1. Election of Class III Director.

        Nominees:   William L. Larson

                      For         Withheld

                      [ ]           [ ]               MARK HERE FOR ADDRESS
                                                      CHANGE AND NOTE BELOW

                                                                [ ]

     2. To approve an amendment to the 1997 Stock Incentive Plan to increase the number of shares of the Company's Common Stock reserved for Issuance thereunder by 2,000,000 shares.

          For           Against        Abstain
          [ ]             [ ]            [ ]

     3. To approve an amendment to the 1994 Employee Stock Purchase Plan to increase the number of shares of the Company's Common Stock reserved for issuance thereunder by 1,000,000 shares.

          For           Against        Abstain
          [ ]             [ ]            [ ]

     4. To ratify the appointment of Coopers & Lybrand L.L.P. as the Independent accountants for the fiscal year ending December 31, 1998.

          For           Against        Abstain
          [ ]             [ ]            [ ]

     5. At their discretion, the proxys are authorized to vote upon other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPLY USING THE ENCLOSED ENVELOPE.


Please sign exactly as name appears to the left. When shares are held in joint tenancy, all of such persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:__________________________________________    Date:_____________

Signature:__________________________________________    Date:_____________